Exhibit 10(dddd)

PRIVILEGED AND CONFIDENTIAL

April 28, 2014

Energy Future Holdings Corp.

Energy Future Intermediate Holdings Company LLC

Energy Plaza

1601 Bryan Street

Dallas, TX 75201

Re:	Investment Commitment

Ladies and Gentlemen:

Reference is made to the Restructuring Support and Lock-Up Agreement, dated as of April 28, 2014 (the “Restructuring Support Agreement”), by and among Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”), and certain of their affiliates (collectively, the “Debtors”), the other parties thereto, and parties listed on the signature pages hereto (the “Initial Commitment Parties”), and the term sheets and other documents attached to the Restructuring Support Agreement, pursuant to which EFH and EFIH intend to engage in a restructuring of their existing liabilities in accordance with the Bankruptcy Code (the “Restructuring”). Capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings provided in the Restructuring Support Agreement or the Restructuring Term Sheet attached thereto (subject to Section 2 of the Restructuring Support Agreement).

The Restructuring contemplates, among other things, that the Commitment Parties and the Selected Partners, if any (as defined below), will, severally and not jointly, backstop a second lien subordinated secured debtor-in-possession note facility in accordance with the terms of the Second Lien DIP Notes Term Sheet (as defined below) (the “Second Lien DIP Facility”) that consists of (a) non-amortizing notes in an amount up to $1,900,000,000 (the “Tranche A Notes”) and (b) non-amortizing, non-interest-bearing notes issued in full satisfaction of the Funding PIK Fee (as defined below) (the “Tranche B Notes” and, together with the Tranche A Notes, the “Second Lien DIP Notes”). The Debtors will offer the right to purchase the Tranche A Notes to (i) Holders of General Unsecured Claims Against the EFIH Debtors (such Tranche A Notes, the “Tranche A-1 Notes”), subject to ratable reduction from participation by Selected Partners (as defined below), if any, in an aggregate amount not to exceed $400,000,000 and (ii) General Unsecured Claims Against EFH held by Fidelity (such Tranche A Notes, the “Tranche A-3 Notes”), subject to the conditions set forth in the Restructuring Support Agreement and the term sheet attached hereto as Exhibit A (the “Second Lien DIP Notes Term Sheet”) .

Upon the Effective Date, the Second Lien DIP Notes shall be subject to conversion to Reorganized EFH Common Stock (the “Equity Conversion”), on the terms set forth in the Restructuring Support Agreement, the term sheet attached hereto as Exhibit B (the “Equity Conversion Term Sheet”), and the Conversion Agreement (as defined in the Equity Conversion Term Sheet).

To provide assurances that the issuance of the Second Lien DIP Notes will be consummated, the Initial Commitment Parties hereby, severally and not jointly, commit to backstop the Second Lien DIP Notes in the respective percentages set forth on Schedule I hereto, on the terms and conditions described herein (including in the Second Lien DIP Notes Term Sheet and the Equity Conversion Term Sheet) and the Restructuring Support Agreement; provided, however, that the aggregate amount of such backstop shall not exceed $1.9 billion ($1,900,000,000) (the “Investment Commitment”). The Required Commitment Parties (as defined below) may from time to time (in their sole discretion), up to the date of funding of the Second Lien DIP Facility, select certain partners to transfer the Participation Rights to or to participate in the Investment Commitment in an aggregate amount not to exceed $400,000,000 of the aggregate Investment Commitment, in each case on prior written consent of EFH and EFIH unless such party is included on Schedule III hereto (the “Selected Partners”); and any such inclusion of Selected Partners by the Required Commitment Parties shall ratably reduce each Commitment Party’s portion of the Investment Commitment; provided, however, that such Selected Partner shall execute a joinder to this letter agreement, the Restructuring Support Agreement (in accordance with Section 4.04 thereof), and any applicable definitive document for the Second Lien DIP Notes; provided, further, that if a proposed transfer to a Selected Partner were to cause a Commitment Party to transfer more than 50% of its portion of the Investment Commitment (when taken in the aggregate with all other transfers of such Commitment Party’s portion of the Investment Commitment in accordance with the below), then the Required Commitment Parties may choose to (x) reduce the amount of the Investment Commitment to be transferred to the Selected Partner to an amount in which such Commitment Party would no longer be transferring 50% (in the aggregate) of its portion of the Investment Commitment or (y) cancel the contemplated transfer of the Investment Commitment. In addition, an Initial Commitment Party may in its sole discretion select a Selected Partner, or other party otherwise consented to by EFH and EFIH (the “Transferee Commitment Parties”) to purchase all or a portion of an Initial Commitment Party’s portion of the Investment Commitment; provided, that, with respect to an affiliate Transferee Commitment Party, the transferring Initial Commitment Party’s obligations with respect to the transferred portion of the Investment Commitment shall remain; provided, further, all Transferee Commitment Parties shall execute a joinder to this letter agreement, the Restructuring Support Agreement (in accordance with Section 4.04 thereof), and any applicable definitive document for the Second Lien DIP Notes; provided, further, if such transfer were to cause such Initial Commitment Party to transfer more than 50% of its portion of the Investment Commitment (when taken in the aggregate with all other transfers of its portion of the Investment Commitment by such Initial Commitment Party), such proposed transfer shall be deemed null and void ab initio. Subject to the foregoing, following any such sale or transfer by an Initial Commitment Party of all or a portion of its Investment Commitment, such Initial Commitment Party’s obligations with respect to such sold or transferred Investment Commitment shall cease. No Commitment Party other than an Initial Commitment Party shall be permitted to transfer any portion of the Investment Commitment. For purposes of this letter agreement, (i) the term “Commitment Party” shall mean, collectively, the Initial Commitment Parties, the Selected Partners, and the Transferee Commitment Parties, and Schedule I hereto shall be updated accordingly to account for any additional Commitment Parties and (ii) the term

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“Required Commitment Parties” shall mean, at any relevant time, three (3) Initial Commitment Parties (other than a Defaulting Commitment Party) that manage and/or advise funds or accounts that beneficially own, collectively, at least 66.6% of the Investment Commitment. Notwithstanding anything to the contrary contained herein, the identity of each Commitment Party shall be reasonably acceptable to the Borrowers.

In consideration for the Investment Commitment and on the terms set forth in this Commitment Letter and the Restructuring Support Agreement, EFIH shall (A) pay Pro Rata based on the respective percentages set forth on Schedule II hereto an amount in cash equal to 0.46% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Execution Fee”), which such Execution Fee shall be paid upon execution of this letter agreement, (B) subject to entry of the Approval Order, pay Pro Rata based on the respective percentages set forth on Schedule II hereto an amount in cash equal to 0.54% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Approval Fee”), which Approval Fee shall be paid within 5 days of entry of the Approval Order, (C) subject to entry of the Approval Order and the funding of the Second Lien DIP Facility, pay GSO and Avenue an arranger fee of $1,000,000 each in cash (the “Arranger Fees”), which Arranger Fees shall be paid within 5 days of entry of the Approval Order, (D) subject to entry of the Approval Order and the funding of the Second Lien DIP Facility, pay Pro Rata based on the respective percentages set forth on Schedule I hereto an amount in cash equal to 1.0% of $1.9 billion ($1,900,000,000) to the Commitment Parties (the “Funding Cash Fee”), which Funding Cash Fee shall become due and be paid in full by EFIH simultaneously with the funding of the Second Lien DIP Facility, and (D) issue Pro Rata based on the respective percentages set forth on Schedule I hereto an amount equal to 5.00% of $1.9 billion ($1,900,000,000) to the Commitment Parties in the form of Tranche B Notes (the “Funding PIK Fee” and, collectively with the Execution Fee, the Approval Fee, the Arranger Fees, and the Funding Cash Fee, the “Commitment Fee”), which Funding PIK Fee shall become due and be paid in full by EFIH simultaneously on the funding of the Second Lien DIP Facility. EFH and EFIH agree that the Commitment Fee and the Alternative Transaction Fee shall be nonrefundable once paid on the terms set forth in this letter agreement and that the Commitment Fee, the Alternative Transaction Fee and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. For the avoidance of doubt, the Approval Fee, the Arranger Fee, and the Alternative Transaction Fee shall not be paid to any Defaulting Commitment Party.

If and to the extent that any one Commitment Party or multiple Commitment Parties do not satisfy its or their obligations in respect of its or their Pro Rata portion of the Investment Commitment (each such Commitment Party, a “Defaulting Commitment Party”), then each of the remaining non-defaulting Commitment Parties (the “Non-Defaulting Commitment Parties”) shall have the right, but not the obligation (the “Default Purchase Right”), to assume all or a portion of the Investment Commitment that was to be funded by such Defaulting Commitment Party (the “Defaulted Investment Commitment”). To the extent that the Non-Defaulting Commitment Parties (in the aggregate) desire to assume more than the total amount of the Defaulted Investment Commitment, then such Defaulted Investment Commitment shall be allocated among the Non-Defaulting Commitment Parties electing to assume the Defaulted Investment Commitment Pro Rata based on the respective percentages set forth on Schedule I hereto; provided, however, that if a Non-Defaulting Commitment Party is a Selected Partner, then such Non-Defaulting Commitment Party may only assume such portion of the Defaulted

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Investment Commitment so as not to exceed $400,000,000 of the Investment Commitment (calculated with all other Selected Partners). Each Defaulting Commitment Party shall immediately pay to each Non-Defaulting Commitment Party that elects to assume all or a portion of the Defaulted Investment Commitment, any portion of the Execution Fee, Approval Fee, and Arranger Fee received by such Defaulting Commitment Party, directly or indirectly, based on such Non-Defaulting Party’s Pro Rata share of the Defaulted Investment Commitment so assumed by such Non-Defaulting Commitment Party. For purposes of the Commitment Percentages set forth on Schedule I hereto, the Commitment Percentage for each of the Non-Defaulting Commitment Parties electing to exercise the Default Purchase Right shall be adjusted accordingly to reflect the reallocation of the Defaulting Commitment Party’s Commitment Percentage among the Non-Defaulting Committing Parties electing to exercise the Default Purchase Right (such that the total Commitment Percentage for the Non-Defaulting Commitment Parties shall equal 100%). In the event that the entire Defaulted Investment Commitment is not assumed by the Non-Defaulting Commitment Parties, the Required Commitment Parties may assign to a Selected Partner all or the remaining portion of the Defaulted Investment Commitment and following such assignment, Schedule I shall be accordingly adjusted as set forth in the immediately foregoing sentence.

Whether or not the transactions contemplated hereby are consummated, but subject to entry of the Approval Order, the Commitment Parties (other than any Defaulting Commitment Party and their respective affiliates and representatives, the “Indemnified Parties”) shall be indemnified and held harmless by EFH and EFIH, on a joint and several basis, from and against any and all losses, claims, damages, liabilities and expenses as a result of a claim by a third party, which any such Indemnified Parties may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this letter agreement, the matters and transactions referred to herein, the proposed Investment Commitment contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Parties is a party thereto, and to reimburse each of such indemnified persons for any legal or other expenses incurred in connection with any of the foregoing from the date of the execution of this letter agreement until the termination of this letter agreement (for the avoidance of doubt, any claim for indemnification made after termination of this letter agreement for any event arising prior to the termination of this letter agreement shall not thereafter be barred and all claims for indemnification hereunder shall survive until finally resolved); provided, however, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The terms set forth in this paragraph shall survive termination of this letter agreement. This letter agreement is not assignable (a) by either of EFH or EFIH, without the prior written consent of the Required Commitment Parties (and any purported assignment without such consent shall be null and void ab initio), or (b) by any of the Commitment Parties, except to (i) its affiliates, subject to the terms and conditions contained herein (provided that such Commitment Party shall remain liable hereunder) or a Transferee Commitment Party as set forth above and (ii) the Commitment Parties may assign all or a portion of the Commitment Parties’ obligations hereunder to the Selected Partners as set forth above. This letter agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

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The obligations of the Commitment Parties to fund the Investment Commitment are conditioned upon satisfaction of, inter alia, each of the conditions set forth herein, in the Restructuring Support Agreement and in the Second Lien DIP Notes Term Sheet.

This letter agreement shall terminate upon the termination of the Restructuring Support Agreement. Subject to entry of the Approval Order, if EFIH enters into definitive documentation with respect to a reorganization, restructuring, merger, consolidation, share exchange, rights offering, equity investment, business combination, recapitalization or similar transaction (including the sale of all or substantially all of the assets of EFH, EFIH, or any other Debtor) involving EFIH on equal or better terms and conditions for EFIH than those contemplated in the Restructuring Support Agreement and the Term Sheet (such transaction, an “Alternative Transaction”), the Debtors shall pay Pro Rata based on the respective percentages set forth on Schedule II hereto, an amount in cash equal to 3.00% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Alternative Transaction Fee”), which Alternative Transaction Fee shall become due and be paid in full within 5 days Bankruptcy Court approval of such Alternative Transaction. For the avoidance of doubt, the Alternative Transaction Fee shall not become due or be payable if the Debtors consummate an Alternative Transaction because of the failure of the Commitment Parties to fulfil their obligations under the Investment Commitment.

All rights and remedies provided in this letter agreement are cumulative and not exclusive of any other rights or remedies that may be available to EFH, EFIH, and the Commitment Parties, including (without limitation) all rights to specific performance, or as otherwise provided by law, equity, statute, or in any other agreement entered into in connection with any of the transactions contemplated hereunder, including as to any Defaulting Commitment Party.

Upon execution of this letter agreement, EFH shall or shall cause EFIH to promptly pay (i) Akin Gump Strauss Hauer & Feld LLP, by wire transfer of immediately available funds, an advance payment of $3,000,000 (the “Akin Gump Advance Payment”) and (ii) Centerview Partners LLC, by wire transfer of immediately available funds an advance payment of $675,000 (the “Centerview Advance Payment,” and together with the Akin Gump Advance Payment, the “Advance Payment”). In accordance with the terms of that certain amended and restated engagement letter with EFIH dated April 27, 2014 (as may be amended or modified from time to time, the “Centerview Engagement Letter”), EFH shall or shall cause EFIH to promptly pay Centerview an aggregate arrangement payment of $5,000,000, which shall be paid as follows (x) $1,250,000 shall be paid upon the execution of this letter agreement (the “Arrangement Payment I”), (y) $1,250,000 shall be paid simultaneously be paid within 2 days of entry of the EFIH Second Lien DIP Order (the “Arrangement Payment II”) and (z) $2,500,000 shall be paid simultaneously with the funding of the Second Lien DIP Notes (the “Arrangement Payment III,” and together with the Arrangement Payment I and Arrangement Payment II, the “Arrangement Payment”). Upon entry of the Approval Order, EFH and EFIH agree to pay, within 15 business days of delivery of an invoice (which shall include reasonable supporting detail, which may be redacted to protect privileged or confidential information), the unpaid reasonable and

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documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, pursuant to that certain engagement letter with EFIH dated May 24, 2013 (as may be amended or modified from time to time), Centerview Partners LLC, pursuant to the Centerview Engagement Letter and, without limitation, all other out-pocket fees, costs and expenses of the Commitment Parties, including the fees and expenses of the Commitment Party Professionals incurred previously or in the future relating to the Restructuring or the Chapter 11 Cases, pursuant to applicable engagement letters entered into between such professionals and EFH or EFIH, as applicable (such fees and expenses, the “Professional Fees”). Payment of the Advance Payment, the Arrangement Payment and Professional Fees shall not be subject to allowance by the Bankruptcy Court; provided, however, that EFH and EFIH shall promptly provide copies of invoices received on account of the Professional Fees to the U.S. Trustee and counsel to any Committee appointed in the Cases, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the Professional Fees, which objections may only be raised within 15 business days after delivery of an invoice(s) therefor. In the event that within 15 business days from delivery of such invoices EFH, EFIH, the U.S. Trustee, or counsel to the Committee raises an objection to a particular invoice, and the parties are unable to resolve such objection, the Court shall hear and determine such dispute; provided that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court. EFH and EFIH agree that the Advance Payment, Arrangement Payment and Professional Fees shall be nonrefundable and that the Advance Payment, Arrangement Payment and Professional Fees and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. Notwithstanding anything to the contrary herein, the Debtors shall not be obligated for any of the professional fees or other obligations described in this paragraph incurred after this letter agreement terminates.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this letter agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding anything to the contrary herein, upon the commencement of the Chapter 11 Cases, each of the parties hereto hereby agrees that, if the petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this letter agreement. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

This letter agreement may not be amended or waived except in a writing signed by EFH, EFIH, and the Initial Commitment Parties. Notwithstanding the foregoing, this letter agreement

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may be amended by the Initial Commitment Parties to add Selected Partners and Transferee Commitment Parties as Commitment Parties in accordance with the terms of this letter agreement. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this letter agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

Notwithstanding anything contained herein, each Initial Commitment Party acknowledges that its decision to enter into this letter agreement has been made by such Commitment Party independently of any other Commitment Party.

This letter agreement (including the exhibits and schedules hereto), along with the Restructuring Support Agreement (including the exhibits and schedules thereto), constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and shall become effective and binding upon (i) the mutual exchange of fully executed counterparts by the EFH and EFIH and all of the Commitment Parties, and (ii) payment by EFH or EFIH of the Execution Fee, the Advance Payment, the Arranger Fee, and the Arrangement Payment I in accordance with the above.

[SIGNATURE PAGES FOLLOW]

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If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

Very truly yours,

[INITIAL COMMITMENT PARTIES]

By:
Name:
Title:

Signature page to letter agreement.

THE FOREGOING IS HEREBY

AGREED TO AND ACCEPTED:

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ ANTHONY R. HORTON
Name:
Title:	SVP & Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ ANTHONY R. HORTON
Name:
Title:	SVP & Treasurer

EXHIBIT A

Second Lien DIP Notes Term Sheet

Execution Version

ENERGY FUTURE HOLDINGS CORP.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

SECOND LIEN SUBORDINATED SECURED DEBTOR IN POSSESSION NOTES FACILITY TERM SHEET

Capitalized terms used but not defined herein shall have the meanings set forth in the letter agreement, dated as of April 29, 2014 (the “Commitment Letter”), to which this Term Sheet is attached, or the Restructuring Support Agreement (as defined in the Commitment Letter).

Issuers	Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (collectively, the “Issuers”).

Guarantors	All of the Issuers’ direct and indirect domestic restricted subsidiaries that guarantee the EFIH First Lien DIP Financing (collectively, the “Guarantors”) in the Chapter 11 Cases. The Issuers and the Guarantors are referred to herein as “Note Parties” and each, a “Note Party.” All obligations of the Issuers under the Second Lien DIP Facility (as defined below) will be unconditionally guaranteed by the Guarantors.

Backstop Commitment	To be provided by the entities set forth on Schedule I to the Commitment Letter on the date hereof (and defined as Initial Commitment Parties therein) and such other parties that become Commitment Parties from time to time pursuant to the terms of the Commitment Letter. The Commitment Parties will pursuant to the Commitment Letter, severally and not jointly, backstop the Second Lien DIP Facility in an amount not to exceed $1,900,000,000 (the “Backstop Commitment”) based on the respective percentages set forth on Schedule I to the Commitment Letter.

Second Lien DIP Facility Rights Holders	The following persons shall have the right to participate in the Second Lien DIP Facility (such persons, the “Second Lien DIP Facility Rights Holder,” and such rights, the “Participation Rights”): (i) (a) All Holders of EFIH Unsecured Note Claims shall receive their Pro Rata share of 91% of the Participation Rights; and (b) Fidelity shall receive their Pro Rata share of 9% of the Participation Rights which participation shall be in the form of Tranche A-3 Note; provided, however, General Unsecured Claims Against EFH may participate in the Equity Conversion by purchasing such Tranche A-3 Notes held by Fidelity, if the Required Transfer as described below has not occurred. Moreover, Fidelity shall receive an $11.25 million payment from EFIH in connection with the exercise of any Participation Rights. If at any time (a) the IRS shall have denied the Debtors’ Ruling Request or shall have informed the Debtors or their counsel, whether orally or in writing, of its decision not to issue one or more of the Required Rulings (the “PLR Denial”) and (b) the Oncor TSA Amendment has not yet been approved, the Required Commitment Parties shall have the sole and exclusive right to require the holders of any Tranche A-3 Notes to transfer such notes to the Commitment Parties (the “Required Transfer”) for a purchase price equal to the sum of (i) the par amount of such notes plus accrued and unpaid interest (including the PIK Interest (as defined below)), which amount shall be payable on the purchase date, (ii) in the event such assignment is consummated before the payment of the One-Time PIK Fee (as defined below), 10% of the par amount of such notes plus accrued and unpaid PIK Interest, if any (but not, for the avoidance of doubt, any accrued and unpaid cash interest), which amount shall be payable on the purchase date, and (iii) a Pro Rata share of any Prepayment Fee (as defined below) subsequently paid on such Tranche A-3 Notes (which amount shall be paid by EFIH to the holders of the Tranche A-3 Notes immediately prior to such assignment and not the holders of the Tranche A-3 Notes as of the date that the Prepayment Fee is due and owing).

The Participation Rights of Holders of General Unsecured Claims Against the EFIH Debtors shall be subject to ratable reduction from participation by Selected Partners (if any), in an aggregate amount not to exceed $400,000,000.

Administrative Agent	To be determined.

Collateral Agent	To be determined.

DIP Facility	A second lien subordinated secured debtor-in-possession note facility that consists of (a) the Tranche A Notes, composed of (i) the Tranche A-1 Notes (the “Tranche A-1 Notes”) issued to Holders of EFIH Unsecured Note Claims pursuant to the Second Lien DIP Procedures, (ii) the Tranche A-2 Notes (the “Tranche A-2 Notes”) issued to each Commitment Party solely as a result of its obligation under the Investment Commitment, the Selected Partners, Post-Funding Partners and Specified Consultants, and (iii) the Tranche A-3 Notes (the “Tranche A-3 Notes” and, together with the Tranche A-1 Notes and Tranche A-2 Notes, the “Tranche A Notes”) issued to Fidelity, as a Holder of General Unsecured Claims Against EFH, in each case, which will be available to be drawn in a single drawing on the Closing in an amount up to $1,900,000,000 to consummate the Second Lien Refinancing, and (b) the Tranche B Notes.

Second Lien DIP Procedures	The procedures for offering Participation Rights to eligible Second Lien DIP Facility Rights Holders under the Second Lien DIP Facility shall be on terms and conditions which are consistent with this Term Sheet and otherwise satisfactory to the Required Commitment Parties, EFH and EFIH (the “Second Lien DIP Procedures”) in advance of the consummation of the Second Lien DIP Facility.

The record date that shall determine the parties entitled to Participation Rights shall be the date of the commencement of the offering to eligible Second Lien DIP Facility Rights Holders.

The Second Lien DIP Facility shall be funded by any and all Second Lien DIP Facility Rights Holders that elect to participate in their Pro Rata share of the Second Lien DIP Facility and, with respect to any unfunded portion of the Second Lien DIP Facility, Pro Rata by the Commitment Parties in accordance with the terms of the Commitment Letter (such funding parties, together, with their successors and assigns, the “Note Purchasers”); provided that no Commitment Party shall be permitted or required to exercise any participation rights if, after giving effect to such participation, the aggregate principal amount of the Second Lien DIP Facility to be provided by such Commitment Party when aggregated with the aggregate principal amount of the Second Lien DIP Facility provided by affiliates of such Commitment Party would exceed such Commitment Party’s Investment Commitment, provided, however, that such Commitment Party may exceed such Commitment Party’s Investment Commitment to the extent necessary to satisfy any Commitment of a Defaulting Commitment Party; provided, further, that any party electing to exercise such participation shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any such participation becoming effective.

Second Lien DIP Facility Termination Date	All Second Lien DIP Notes shall become due and payable on the DIP Facility Termination Date (as defined below), subject to the Equity Conversion.

The “DIP Facility Termination Date” shall be the earliest of (a) the Scheduled Termination Date (as defined below), (b) the consummation of any Section 363 sale, (c) the effective date of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court or (d) the acceleration of the notes and the termination of the commitment with respect to the Second Lien DIP Facility in accordance with the DIP Documents (as defined below).

“Scheduled Termination Date” means the date that is 24 months from the date the Second Lien DIP Facility is funded.

Equity Conversion	Upon the Effective Date, the Second Lien DIP Notes shall be subject to conversion to Reorganized EFH Common Stock, on the terms set forth in the Restructuring Support Agreement, the Equity Conversion Term Sheet, and the Conversion Agreement (as defined in the Equity Conversion Term Sheet).

If the Equity Conversion does not occur, the Tranche B Notes shall convert to Tranche A-2 Notes.

Use of Proceeds	Proceeds of the Second Lien DIP Facility will be used (together with cash on hand and proceeds of the EFIH First Lien DIP Financing) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH Second Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH Second Lien Note Holders and (ii) repay the EFIH Second Lien Notes held by Settling EFIH Second Lien Note Holders in accordance with the EFIH Second Lien Settlement (clauses (i) and (ii) collectively, the “Second Lien Refinancing”).

DIP Documents	The Second Lien DIP Facility will be documented by a note purchase agreement (the “Note Purchase Agreement”) and other guarantee, security, intercreditor, and other relevant documentation (together with the Note Purchase Agreement, collectively, the “DIP Documents”) reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Required Commitment Parties and the Issuers; provided, however, that such DIP Documents will be drafted in form and substance consistent with the documents governing the EFIH First Lien DIP Financing (the “First Lien DIP Documents”), with adjustments made to reflect this Term Sheet. It is agreed that each “basket” or “cushion” set forth in the covenants and events of default contained in the DIP Documents shall be at least 15% more than the corresponding provision in the First Lien DIP Documents.

Transferability of Participation Rights	Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Participation Rights will only be transferable to affiliates of Second Lien DIP Facility Rights Holders and Selected Partners; provided, however, the Participation Rights may not be transferred, and any such transfer shall be null and void ab initio if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee and/or its affiliates of such transfer were to obtain or have beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Participation Rights attributable to such EFIH Senior Toggle Notes to any party other than affiliates or Selected Partners, and any such transfer shall be retroactively void.

For the avoidance of doubt, any transferee of the Participation Rights described above shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any transfer described above becoming effective.

Transferability of Second Lien DIP Notes	Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Second Lien DIP Notes shall only be transferable to (i) affiliates of a Note Purchaser, (ii) other Note Purchasers and their respective affiliates, and (iii) such other Persons that are qualified institutional buyers or accredited investors, provided, however, that such transfers of Second Lien DIP Notes are not permitted if, in the reasonable business judgment of the Issuers and their legal and tax advisors, in consultation with the Commitment Parties, such transfers would adversely (a) affect or delay the Debtors’ ability to obtain the Private Letter Ruling or violate the terms and conditions of the Private Letter Ruling or (b) affect or delay the Debtors’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions, provided, further, that, any transfer described above shall be null and void ab initio, if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee of such transfer (other than affiliates transfers) was to obtain beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes that become Note Purchasers shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Second Lien DIP Notes attributable to such EFIH Senior Toggle Notes and any such transfer shall be retroactively void; provided, however, that any Tranche A-2 Notes purchased by a Commitment Party solely as a result of its obligation to do so under the Investment Commitment shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes, that the Tranche B Notes shall be transferrable separately from the Commitment Parties’ EFIH Senior Toggle Notes and that any Tranche A-1

Notes transferred to Post-Funding Partners or Specified Consultants pursuant to the provision below shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes.

Notwithstanding anything herein to the contrary, at any time prior to the earlier of the DIP Facility Termination Date and the Equity Conversion, the Required Commitment Parties (determined based on the amount of their respective Investment Commitments immediately prior to the closing of the Second Lien DIP Facility) may require (i) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners (as defined below) or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes plus accrued but unpaid interest thereon, a Pro Rata portion of its Second Lien DIP Notes to partners selected by the Required Commitment Parties (the “Post-Funding Partners”) in an amount such that after giving effect to all such sales, the Post-Funding Partners shall own no more than $400,000,000 of principal amount of Second Lien DIP Notes, after taking into account all Second Lien DIP Notes owned (if any) by the Post-Funding Partners immediately prior to any such sale and any Tranche A-1 Notes received by such Post-Funding Partners pursuant to the above shall automatically become Tranche A-2 Notes (ii) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes outstanding as of the Closing less paid interest thereof, to date, a Pro Rata portion of its Second Lien DIP Notes to consultants to the Administrative Agent or Initial Commitment Parties (“Specified Consultants”) in an amount up to $100,000,000 and any Tranche A-1 Notes received by such Specified Consultant pursuant to the above shall automatically become Tranche A-2 Notes.

For the avoidance of doubt, any transferee of Second Lien DIP Notes described above shall execute a joinder to the Restructuring Support Agreement as a precondition to any transfer described above becoming effective.

Interest Rates	The Tranche A Notes will bear interest at a fixed rate of 8% per annum, payable in cash on the final business day of each quarter beginning on the first such day after the Closing.

If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment as of the date that is 90 days from the Petition Date, the Tranche A Notes shall bear additional interest at a rate of 4% per annum compounded quarterly, paid in kind in additional Tranche A Notes, until such time as the Oncor TSA Amendment is approved (the “PIK Interest”).

Default Interest	During the continuance of an event of default (as defined in the DIP Documents), overdue amounts on the Tranche A Notes will bear interest at an additional 2% per annum.

Fees	If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment by the date that is one year from the Petition Date, the Issuers shall pay a one-time fee in the amount of 10.00% of the Tranche A Notes and Tranche B Notes, as applicable, to the Note Purchasers, paid in kind in additional Tranche A Notes and Tranche B Notes, as applicable (the “One-Time PIK Fee”).

If the Second Lien DIP Facility is repaid in cash without the consent of the Required Note Purchasers and other than upon acceleration, the Issuers shall pay an optional prepayment fee of $380 million (which payment may be waived upon the written consent of the Required Note Purchasers (as defined below) in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes) (the “Prepayment Fee”) to the Note Purchasers.

Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute a repayment in cash of the Second Lien DIP Facility.

Optional Prepayment	The Issuers may prepay the Second Lien DIP Notes subject to customary notice periods and payment of breakage costs and the Prepayment Fee (which payment may be waived upon the written consent of the Required Note Purchasers in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes). Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute an Optional Prepayment under the Second Lien DIP Facility and shall not result in the Prepayment Fee being due.

Mandatory Prepayments	The DIP Documents will contain mandatory prepayment provisions found in the EFIH First Lien DIP Financing; provided that, (a) notwithstanding anything to the contrary herein, the Second Lien DIP Notes shall not be mandatorily prepaid unless the EFIH First Lien DIP Financing is mandatorily prepaid first and in full and (b) application of mandatory prepayment amounts shall be subject to the provisions of the Intercreditor Agreement.

Security and Priority	All amounts owing by the Issuers under the Second Lien DIP Facility and the obligations of the Guarantors in respect thereof will be secured, subject to (i) the Carve-Out (as defined in the commitment letter dated as of the date hereof with respect to the EFIH First Lien DIP Facility among EFIH, Deutsche Bank Securities Inc., as Left Lead DIP Facility Arranger (as defined therein), and the other financial institutions party thereto (the “EFIH First Lien DIP Commitment Letter”)), (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) all valid, perfected, enforceable and unavoidable liens as of the Closing (the “Permitted Liens”), by a second priority perfected security interest in all assets owned by the Issuers that secures the EFIH First Lien DIP Financing, including, without limitation, distributions pursuant to the Oncor TSA so long as the Oncor TSA Amendment is in effect (the “Collateral”).

The liens granted under the Second Lien DIP Facility will be junior only to the (i) the Carve-Out, (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) the Permitted Liens. The Issuers shall use commercially reasonable efforts to obtain the entry of an order providing that the liens under the Second Lien DIP Facility prime, and are in all respects senior to, any Allowed EFIH Second Lien Makewhole Claims of Non-Settling EFIH Second Lien Note Holders.

In the Chapter 11 Cases, the Note Purchasers will be granted in the DIP Order (as defined below) a superpriority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the Second Lien DIP Facility with priority above all other administrative claims, subject to the Carve-Out and the liens granted under the EFIH First Lien DIP Financing.

The Second Lien DIP Facility will be subject to an intercreditor agreement, which includes, among other things, customary payment block and standstill provisions (the “Intercreditor Agreement”), in form and substance reasonably acceptable to the lenders under the EFIH First Lien DIP Financing, the Issuers, and the Note Purchasers.

Conditions Precedent to the Closing	The closing date (the “Closing”) under the Second Lien DIP Facility shall be subject to satisfaction (or waiver) of the following conditions:

	A.	The DIP Documents shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Required Commitment Parties, the Administrative Agent, the Issuers and each of their counsel.

	B.	The Chapter 11 Cases shall have been commenced by the Issuers and the Guarantors and the same shall each be a debtor and a debtor in possession.

	C.	The Restructuring Support Agreement shall be in full force and effect and the Issuers shall be in compliance with the Restructuring Support Agreement in all material respects as of the Closing.

	D.	Substantially concurrently with the Closing, the DIP Documents shall have been delivered, all applicable fees and expenses shall have been paid, and all applicable liens shall have been perfected.

	E.	Substantially concurrently with the Closing, proceeds of the EFIH First Lien DIP Financing, which shall be on the terms set forth in the Restructuring Support Agreement and the aggregate principal amount under the EFIH First Lien DIP Financing shall not exceed $5,400,000,000 (with such changes that are not materially adverse to the Note Purchasers) shall have been used (together with cash on hand) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH First Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH First Lien Note Holders and (ii) repay the EFIH First Lien Notes held by Settling EFIH First Lien Noteholders in accordance with the EFIH First Lien Settlement.

	F.	Substantially concurrently with the Closing, the Second Lien Refinancing shall have been consummated.

	G.	The Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in form and substance satisfactory to the Required Commitment Parties and the Issuers (the “DIP Order”), authorizing and approving the issuance of the Second Lien DIP Notes and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which DIP Order shall not have been vacated, reversed, modified, amended or stayed, in a manner adverse to the Note Purchasers, without the consent of the Required Commitment Parties.

H.	The Issuers shall have complied in all material respects with the terms and conditions of the Second Lien DIP Procedures, and the Participation Rights shall have been allocated in accordance with the Second Lien DIP Procedures.

I.	No default (or any event which with the giving of notice or lapse of time or both would be a default) under the EFIH First Lien DIP Financing is then existing, after giving effect to applicable grace periods or waivers, which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

J.	The Administrative Agent shall have received a customary opinion of counsel to the Issuers.

K.	There shall not have occurred any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Issuers and their subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Issuers (taken as a whole) to perform their payment obligations under the DIP Documents to which they are a party, or the rights and remedies of the Agent and the Note Purchasers under the DIP Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not individually or in the aggregate constitute a Material Adverse Event), and provided that nothing disclosed in any of the following filings by EFIH and/or EFH (1) the Annual Report on Form 10-K for the year ended December 31, 2013, as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the advisors of the Initial Commitment Parties prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of the Issuers provided to the Commitment Parties on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) be a Material Adverse Event (any of the foregoing being a “Material Adverse Event”).

	L.	Any and all governmental consents and approvals necessary in connection with the Second Lien DIP Facility shall have been obtained and shall remain in effect.

M.

To the extent requested at least 5 business days prior to Closing, each Note Purchaser who has requested the same shall have received “know your customer” and similar information.

The Note Purchasers shall have a valid and perfected second priority lien on and security interest in the Collateral pursuant to the DIP Order.

	N.	(i) There shall exist no default under the DIP Documents, (ii) the representations and warranties of the Issuers and each Guarantor therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding and (iii) the issuance of the Second Lien DIP Notes shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and Warranties	The DIP Documents will contain representations and warranties consistent with those found in the First Lien DIP Facility and shall include representations and warranties with respect to: valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with material postpetition agreements (to the extent enforceable post-petition) or applicable law, enforceability of the DIP Documents, ownership of subsidiaries and property, material accuracy of financial statements and certain other written information provided, litigation, absence of Material Adverse Event, taxes, margin regulations, no default under the DIP Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, necessary rights to intellectual property and ownership of properties, DIP Order, sanctioned persons, anti-corruption laws and Patriot Act.

Affirmative Covenants	The DIP Documents will contain affirmative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above) and shall include affirmative covenants with respect to:

	A.	Preservation of corporate existence.

	B.	Compliance with applicable laws (including ERISA and environmental laws).

	C.	Conduct of business.

	D.	Payment of taxes.

	E.	Maintenance of insurance.

	F.	Access to books and records and visitation rights.

	G.	Maintenance of books and records.

	H.	Maintenance of properties.

	I.	Use of proceeds.

	J.	Provision of additional collateral and mortgages.

	K.	Delivery of certain reports and information.

	L.	Transactions with affiliates.

	M.	Certain bankruptcy matters.

	N.	Limitations on changes to fiscal year.

	O.	Further assurances.

Negative Covenants	The DIP Documents will contain negative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above), which include negative covenants with respect to:

	A.	Limitations on debt and guarantees.

	B.	Limitations on liens.

	C.	Limitations on loans and investments.

	D.	Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries; provided that, no sales, dispositions, or other transfers of equity interests in Oncor Electric Delivery Holdings Company LLC shall be permitted.

	E.	Limitations on dividends, redemptions and repurchases with respect to capital stock.

	F.	Limitations on cancellation of debt and on prepayments, redemptions and repurchases of pre-petition debt, except as expressly provided for in the DIP Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court.

	G.	Limitations on fundamental changes.

	H.	Limitations on material changes in business.

	I.	Limitation on certain affiliate value transfers.

	J.	Limitations on sale/leasebacks.

	K.	Limitations on amendment of constituent documents except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Note Purchasers.

	L.	Limitation on amending, modifying, or terminating the Oncor TSA Amendment, to the extent such agreement is effective without consent of the Required Note Purchasers.

	M.	Certain other bankruptcy matters.

Financial Covenants	The DIP Documents will contain financial covenants consistent with those found in the EFIH First Lien DIP Financing, subject to a 15% cushion.

Reporting Requirements	The DIP Documents will contain reporting requirements consistent with those found in the EFIH First Lien DIP Financing.

Events of Default	The DIP Documents will contain events of default consistent with those found in the EFIH First Lien DIP Financing (which will be applicable to the Issuers, the Gurantors, and their respective restricted subsidiaries), which (subject, where appropriate, to grace periods and exceptions consistent with those in the EFIH First Lien DIP Financing and to the principles set forth in “DIP Documents” above) shall include events of default with respect to:

A.	Failure to pay principal, interest or any other amount when due.

B.	Representations and warranties incorrect in any material respect when given.

C.	Failure to comply with covenants (with grace period as appropriate).

D.	Cross-acceleration against post-petition indebtedness in excess of an amount to be mutually agreed upon.

E.	Failure to satisfy or stay execution of final postpetition judgments in excess of an amount to be mutually agreed upon.

F.	The occurrence of certain ERISA events that result in a Material Adverse Event.

G.	Actual or asserted (by any Note Party or any affiliate thereof) invalidity or impairment of any DIP Document (including the failure of any lien to remain perfected).

H.	Change of ownership or control.

I.	(a) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code,

(b) the entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(c) the entry of an order staying, reversing, vacating or otherwise modifying, in each case in a manner materially adverse to the Administrative Agent or the Note Purchasers, without the prior consent of the Commitment Parties, the Second Lien DIP Facility or the DIP Order;

(d) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(e) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Issuers and such order has not be stayed or superseded by an order granting use of cash collateral;

(f) the filing of any pleading by any Note Party seeking, or otherwise consenting to, any of the matters set forth in clauses (a) through (e) above;

(g) the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Note Purchasers or the commencement of other actions that is materially adverse to the Administrative Agent, the Note Purchasers or their respective rights and remedies under the Second Lien DIP Facility in any of the Chapter 11 Cases or inconsistent with the DIP Documents;

(h) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Issuers in excess of an amount to be mutually agreed upon in the aggregate;

(i) existence of any claims or charges, other than in respect of the Carve-Out, the EFIH First Lien DIP Financing or Second Lien DIP Facility or as otherwise permitted under the DIP Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Second Lien DIP Facility; and

(j) the Note Parties or any of their subsidiaries, or any person claiming by or through the Note Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Note Purchasers relating to the Second Lien DIP Facility.

(k) a plan shall be filed or confirmed in any of the Chapter 11 Cases that does not provide for either (i) the indefeasible payment in full in cash of the obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan or (ii) conversion to Conversion Shares on terms pursuant to the Equity Conversion.

Expenses and Indemnification	The Issuers will indemnify the Administrative Agent, the Commitment Parties, the Note Purchasers, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (in the case of legal counsel, limited to reasonable and documented fees, disbursements and other charges) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Issuers or any of its affiliates) that relates to the Second Lien DIP Facility or the transactions contemplated thereby; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its or its related parties’ gross negligence, willful misconduct or bad-faith. The Issuer shall reimburse the Administrative Agent for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Administrative Agent incurred in connection with the Agent’s participation in the Chapter 11 Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated). The Issuer shall reimburse the reasonable and documented out-of-pocket expenses of (i) Akin Gump Strauss Hauer & Feld LLP, (ii) Cousins, Chipman & Brown LLP, (iii) Ernst & Young LLP, (iv) Leidos, Inc., (v) Centerview Partners LLC, and (vi) such other advisors retained by the Required Commitment Parties, including any regulatory counsel, during these cases (collectively, the “Commitment Party Professionals”) incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of Commitment Party Professionals incurred in connection with the Note Purchasers’ participation in the Chapter 11 Cases).

Required Note Purchasers	Note Purchasers managed and/or advised by three or more investment advisors holding at least 50.1% of the outstanding commitments and/or exposure under the Second Lien DIP Facility (the “Required Note Purchasers”).

Amendments	Required Note Purchasers, except for provisions customarily requiring approval by all directly and adversely affected Note Purchasers or all Note Purchasers, including the reduction of any portion of the principal amount of the Second Lien DIP Notes, the reduction of the interest rate (other than as a result of a default, events of default, or default interest) or the extension of the final maturity date, provided, however, that the Required Note Purchasers may waive the Prepayment Fee, provided further, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes.

Miscellaneous	The DIP Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, (iii) customary agency, set-off and sharing language and (iv) customary replacement of lender provisions.

Governing Law and Submission to Non-Exclusive Jurisdiction	State of New York.

Counsel to Commitment Parties and Certain Note Purchasers	Akin Gump Strauss Hauer & Feld LLP.

Counsel to Administrative Agent	To be determined by Administrative Agent

EXHIBIT B

Equity Conversion Term Sheet

Execution Version

ENERGY FUTURE HOLDINGS CORP.

EQUITY CONVERSION TERM SHEET

Capitalized terms used but not defined herein shall have the meanings set forth in the letter agreement, dated as of April 28, 2014 (the “Commitment Letter”), to which this Equity Conversion Term Sheet is attached, or the Restructuring Support Agreement (as defined in the Commitment Letter).

Issuer	Reorganized Energy Future Holdings Corp. (“Reorganized EFH”).

Summary of Equity Conversion	The newly issued common stock of Reorganized EFH shall consist of 100 million shares prior to the Equity Conversion and the issuance of shares under the Reorganized EFH/EFIH Management Incentive Plan (if any). In the Equity Conversion, the Second Lien DIP Notes shall be mandatorily converted to 177,658,788 Conversion Shares plus an additional 89,052 Conversion Shares for each million dollars of EFIH Second Lien DIP Financing in excess of $1,995 million, and less 89,052 shares of Conversion Shares for each million dollars of EFIH Second Lien DIP Financing of less than $1,995 million outstanding on the Effective Date, including on account of the Equity Conversion Fee, on the terms set forth herein (the “Equity Conversion”). Holders of General Unsecured Claims Against EFH other than Fidelity may elect to participate in their Pro Rata share (with all Holders of General Unsecured Claims Against EFH) of up to 9% of the Equity Conversion (such Holders, the “Equity Conversion Participants”) provided that such Holders of General Unsecured Claims may only participate in the Equity Conversion by purchasing Tranche A-3 Notes held by Fidelity or any direct or indirect transferee thereof, if the Required Transfer (as defined in the Second Lien DIP Notes Term Sheet) has not occurred. Such Holders shall fund such share in cash, the proceeds of which shall be used by EFIH to repay in cash Tranche A-3 Notes, Pro Rata, in respect of such share, simultaneously with the Equity Conversion (the “Fidelity Repayment”); provided, further, that the stated plan value of the Conversion Shares shall be at least equal to the adjusted issue price of the EFIH Second Lien DIP Financing; provided, however, that, for the avoidance of doubt, this is a negotiated plan value solely for purposes of the deal embodied in this Term Sheet and the Restructuring Support Agreement and shall not be binding upon any party to the extent the Plan is not confirmed and consummated. The number of Conversion Shares issued pursuant to the Equity Conversion shall be adjusted to the extent that Reorganized EFIH Equity Interests, or a combination of Reorganized EFH Common Stock and Reorganized EFIH Equity Interests are issued pursuant to the Equity Conversion.

Parties	The parties entitled to participate in the Equity Conversion shall be limited to the Note Purchasers under the Second Lien DIP Facility and the Equity Conversion Participants (the “Conversion Parties”).

Conversion Agreement	The parties acknowledge and agree that this Equity Conversion Term Sheet does not include all of the conditions, covenants, closing conditions, representations, warranties and other terms that would be contained in definitive documents for transactions of this type. As such, the Commitment Parties and EFH shall no later than 30 days after the date of execution of the Commitment Letter, enter into a conversion agreement (the “Conversion Agreement”) containing the terms and conditions set forth in this Equity Conversion Term Sheet, the Commitment Letter and other customary terms and conditions for transactions of this type, and which must be consistent with the Restructuring Support Agreement and reasonably satisfactory to at least three (3) investment advisors that manage and/or advise funds or accounts that beneficially own, collectively, at least 66.6% of the EFIH Unsecured Note Claims held by all Consenting Creditors (the “Required EFIH Unsecured Consenting Creditors”) and EFH, which Conversion Agreement shall be incorporated by reference into the Note Purchase Agreement or shall be attached as an exhibit thereto.

Organizational Documents	Corporate governance for Reorganized EFH and Reorganized EFIH, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “Organizational Documents”), shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, shall be determined by the Required EFIH Unsecured Consenting Creditors in consultation with (i) EFH, (ii) EFIH, and, (iii) as appropriate, with other Holders of EFIH Second Lien DIP Claims or EFIH Unsecured Note Claims that upon the Effective Date will receive greater than 15% of the Reorganized EFH Common Stock.

Registration Rights	Reorganized EFH and any Conversion Parties that will constitute affiliates of Reorganized EFH under the Securities Act of 1933 after the Effective Date will enter into a registration rights agreement (the “Registration Rights Agreement”), which shall contain such terms and conditions reasonably satisfactory to the Required EFIH Unsecured Consenting Creditors and as necessary to comply with the terms of the Private Letter Ruling and provide for registration rights, including demand, piggyback and shelf registration rights, with the number of long form demand registration rights to be determined by the Required EFIH Unsecured Consenting Creditors.

Transferability of Converted Shares	The Conversion Shares will be transferable, subject to compliance with applicable securities laws (including the Securities Act of 1933, as amended) and the terms of the Private Letter Ruling.

2

Representations and Warranties:	The Conversion Agreement shall contain customary representations and warranties of EFH and the Commitment Parties for transactions of this type, consistent with the Second Lien DIP Facility.

Covenants	The Conversion Agreement will contain covenants of EFH and EFIH, as provided by, consistent with, and subject to the Restructuring Support Agreement.

Conditions Precedent to Closing	The Equity Conversion will be conditioned upon satisfaction of terms and conditions in the Conversion Agreement, as provided by, consistent with, and subject to the Restructuring Support Agreement, including, without limitation, the following:

	•	The Restructuring Support Agreement shall be in full force and effect as of the closing of the Equity Conversion and shall not have been amended or modified without the prior consent of the Required EFIH Unsecured Consenting Creditors in violation of the terms of the Restructuring Support Agreement;

	•	The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be in full force and effect and not subject to a stay;

	•	The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be in full force and effect and not subject to a stay;

	•	The Registration Rights Agreement shall be in form and substance reasonably satisfactory to the Required EFIH Unsecured Consenting Creditors;

	•	Any and all governmental and third party consents and approvals necessary in connection with the Equity Conversion and the Plan Restructuring Documents shall have been obtained and shall remain in effect;

	•	The Private Letter Ruling shall have been obtained from the IRS;

	•	The Plan shall have become, or simultaneously with the issuance of the New Reorganized EFH Stock will become, effective;

	•	The covenants to be performed by EFH and EFIH in the Conversion Agreement shall have been performed and complied with in all material respects on the closing date of the Equity Conversion; and

	•	There shall not have been a continuing default (or any event which with the giving of notice or lapse of time or both would be a default) under the Second Lien DIP Facility.

3

Termination of Equity Conversion	All of the obligations of the Commitment Parties, Conversion Parties, EFH, and EFIH shall be of no further force or effect, upon the giving of written notice of termination by the Required EFIH Unsecured Consenting Creditors, in the event of:

• a termination of the Restructuring Support Agreement by any party thereto, or the Commitment Letter; or

• an event of default, cancellation and/or acceleration of the Second Lien DIP Facility.

Indemnification	EFH and EFIH shall, jointly and severally, indemnify and hold harmless each Conversion Party not indemnified under the Commitment Letter, and their respective affiliates, shareholders, members, partners, and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, and costs and expenses that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with the Plan, the Plan Restructuring Documents, the Equity Conversion, or any matter relating to the foregoing.

Amendments	Amendments to the Conversion Agreement will require the consent of the ; provided that, amendments relating to allocation percentages, fees, or otherwise disproportionately and materially adversely affecting a Conversion Party, shall require the consent such Conversion Party.

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